UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  13 March 1997

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)


                UTAH               0-15512           87-0356708
          (State or other     (Commission File      (IRS Employer
          jurisdiction of          Number)         Identification
          incorporation)                               Number)



              4460 South Highland Drive #100
                  Salt Lake City, Utah                 84124-3543
        (Address of principal executive offices)       (Zip Code)



       Registrant's telephone number, including area code:  (801) 273-6600



  Former name or former address, if changed since last report:  Not applicable


Item 5. Other Events --- Press Releases: "ALPNET Announces Unaudited 1996 Results" and "ALPNET Announces 20% Increase in Sales"

ALPNET Announces Unaudited 1996 Results:

13 March 1997 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest dedicated commercial provider of language translation, product localization, and language-related services to international businesses, today announced unaudited results for 1996. Worldwide sales for the year ended December 31, 1996 increased 20% over sales for the year ended December 31, 1995. Sales for 1996 were $32.3 million, compared to 1995 sales of $26.9 million. Fourth quarter sales in 1996 were $9.3 million, an increase of 29% over fourth quarter 1995 sales of $7.2 million. Net income in 1996 was $596,000, or $.03 per share, compared to net income in 1995 of $621,000, or $.03 per share. A net loss of $118,000, or $.01 per share, was sustained in the fourth quarter of 1996, compared with net income of $253,000, or $.01 per share for the fourth quarter of 1995.

Thomas F. Seal, ALPNET President and CEO, stated "We are very pleased to report continued strong growth in our sales. ALPNET previously stated that we believed the market for translation and localization services would grow rapidly, and companies which positioned themselves to take advantage of this growth would benefit from the expanding market. In 1996, we implemented a worldwide growth plan based on a controlled expansion and upgrading of our facilities, and personnel resources, to make sure we had the right kind and levels of capability in place for the expected increases in demand. Our new or expanded offices in Amsterdam, Singapore, Seoul, Tokyo, Salt Lake City, and Ypres have dramatically expanded our capability to handle the increasingly large and technically sophisticated projects which our clients are giving us. We expect the market to continue to grow for the foreseeable future, and we believe we are now well equipped to produce the growth in sales we expect in 1997 without significant further expansion."

Mr. Seal continued by stating, "While the growth in revenues is good news, the fourth quarter results are a disappointment to us. It is important to understand that about half of this loss is a paper loss caused by an unusually strong UK Pound as of December 31, 1996. US accounting rules require us to revalue all receivables as of the end of each accounting period. Our UK subsidiary had a large amount of US$ denominated receivables outstanding as of December 31, and based on the strength of the UK Pound against the US$, the Company recorded a significant paper loss on these receivables. The strengthening of the US$ against the UK Pound in 1997 has meant that this paper loss has not been realized. The remainder of the loss stems from a combination of events, primarily lower than planned margins on work produced in Asia, due to technology implementation problems and other inefficiencies related to our rapid expansion in this region in the last part of the year."

"After setting aside the unrealized loss, the Company actually experienced a slight increase in results for the year in terms of absolute dollars of profit. In effect, the Company produced 20% more volume, opened, equipped, and staffed new offices, and dramatically increased marketing and sales efforts, all funded primarily from internal operations."

Mr. Seal concluded by saying "In addition, ALPNET has begun some important steps in controlling fixed costs, to improve the results on sales we believe we will successfully close and produce in 1997. We are restructuring our operations in France by moving translation production to Lyon, which will reduce overall costs and improve margins on work produced in France. In addition, we closed our office in Switzerland at the end of 1996. While we have some important Swiss clients, this office had high fixed costs, and was not strategic in our overall plan. We believe we will retain a large portion of our Swiss sales, by providing services from our offices in Germany. Finally, most of the non-productive startup costs associated with the new and expanded offices are now behind us, leaving us in a good position to increase margins in 1997."

ALPNET is the largest publicly-owned dedicated supplier of worldwide translation and product localization services, with more than 375 employees working in 34 wholly-owned offices in 14 countries throughout Europe, North America and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services. Additional information about ALPNET is available on the World Wide Web at http://www.alpnet.com or you can call to receive a copy of ALPNET Review.


ALPNET Announces 20% Increase in Sales:

13 March 1997 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest dedicated commercial provider of language translation, product localization, and language-related services to international businesses, today announced a 20% year-on-year increase in sales, in conjunction with the announcement of its unaudited results for 1996. Sales for 1996 were $32.3 million, compared to 1995 sales of $26.9 million. Fourth quarter sales in 1996 were $9.3 million, an increase of 29% over fourth quarter 1995 sales of $7.2 million. Net income in 1996 was $596,000, or $.03 per share, compared to net income in 1995 of $621,000, or $.03 per share. A net loss of $118,000, or $.01 per share, was sustained in the fourth quarter of 1996, compared with net income of $253,000, or $.01 per share for the fourth quarter of 1995.

In making the announcement, Thomas F. Seal, ALPNET President and CEO, made the following statement:

"We are pleased to announce that the growth in ALPNET sales is continuing. This 20% increase in sales on top of last year's 30% increase over 1994, has given ALPNET a more than 50% revenue growth in two years. This is consistent with the dramatic growth that has been predicted for the translation and localization industry. ALPNET believes this growth is not based simply upon increased volumes of the same type of work, but rather on an evolution of demand, where more companies need more sophisticated translation and localization services, in order for them to compete in the increasingly demanding international markets. Because of this, current and potential clients are looking for a service provider who is able to provide the high degree of technical translation and localization they need on a long-term partnership basis, rather than shopping for a vendor for each new project. In addition, ALPNET is seeing increased demand for additional languages. Where the bulk of translation requirements in the past was for European-based languages, we are now experiencing a dramatic increase in requests for Asian languages, in addition to European languages."

"Foreseeing this, ALPNET made the strategic decision to grow its capability to produce the increasing amounts of work and the more sophisticated types of projects that we believed would be required. We invested in new and expanded offices around the world, and in additional staff and equipment. We now have well equipped high-tech production offices in Tokyo, Seoul, Shenzhen, Singapore, Amsterdam, Salt Lake City, and Montreal, and a dedicated multi-lingual production center in Ypres. This office, located in the Flanders Language Valley in Belgium, is equipped with the latest in language translation technology, and we believe it will become the model for production of high volume, high quality translations at a controlled cost. This worldwide expansion has been expensive in terms of increased fixed costs, but has been essential in order to expand our production capability, and thus our ability to capture the increasingly sophisticated large projects we are now being awarded, and negotiating with clients."

"Historically, the bulk of ALPNET s sales have come from the traditional translation market, rather than the software localization market which is experiencing the predicted high growth rates. We believed that in order for us to successfully expand in the software localization market it was essential for ALPNET to improve both the quantity and the experience level of our resources. We added the sophisticated experience and equipment that clients require, to give them confidence in awarding work to us. In 1996, we have added almost 150 additional staff, worldwide, to give us the capability to produce this work for the computer and software industry. The new projects we have received from Baan, GEAC, Oracle, Dell, and Apple are all evidence of the principle that we must have the client-required capability, in order to get the work. ALPNET was not working with any of these clients in 1995, and in 1996 we did not get beyond the startup phase for many of these projects. We bore the cost of this investment in 1996. However, we believe the real benefit will come in 1997 and beyond, when increased revenue from these and other software localization clients may add another $10 million in revenues to our 1996 levels."

"At the same time as we have invested in additional capability for the software localization market, we continued to strengthen and upgrade our capability to serve our traditional markets. New projects and ongoing business relationships in the automotive sector, the computer-based training, industrial training, consumer electronics, and legal and finance sectors all have contributed to the overall strength and growth of the Company. It is ALPNET s broad base, and strong client relationships in diverse markets that give us the stability and credibility to be a continuing force in the market."

"While we are pleased at the revenue growth, we understand that many people will be disappointed in the lack of growth in earnings in 1996. It is important to understand that all of this growth in increased capability as well as our increased marketing effort has been funded primarily from internal operations of the Company. This has indeed taken a toll on 1996 earnings. However, we believe ALPNET is now well positioned to produce the significant increase in sales we are expecting in 1997, without the need for further extensive expansion of our fixed cost facilities."

"An additional point is that as an ever-larger percentage of our overall revenues derives from large multi-language projects, the revenue and resulting margins will fluctuate from quarter to quarter. This is caused as large projects which represent a significant portion of overall revenues are completed and new projects are received, which may not start immediately. While we attempt to plan and balance the demand and supply as much as possible, the combination of fluctuating revenue and margins, along with higher fixed costs, result in a situation where we will have significant variations in profits from quarter to quarter. As an example, we expect the first quarter of 1997 to produce a loss, as delays in starting large 1997 projects from several new clients will defer revenues from the first quarter to the second quarter. However, based on current and expected client orders, we believe the second quarter of 1997 will be a strong quarter for the Company."

"ALPNET believes the market for translation and localization services will continue to grow, and with our worldwide network of in-country production offices, our stable client base in a wide variety of industries, our demonstrated high quality production capability, and our increased marketing and resulting greater visibility, we expect improved sales and profits in 1997 and beyond, as the investment we made in growth in 1996 begins to yield results."

ALPNET is the largest publicly-owned dedicated supplier of worldwide translation and product localization services, with more than 375 employees working in 34 wholly-owned offices in 14 countries throughout Europe, North America and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services. Additional information about ALPNET is available on the World Wide Web at http://www.alpnet.com or you can call to receive a copy of ALPNET Review.

Statements in this press release which present information which is not historical should be deemed to be forward-looking statements. There are many factors which could cause actual results to differ materially from those which may be anticipated from these forward-looking statements. These factors include uncertainties caused by clients (including the timing of projects and changes in the scope of services requested), changes in overall competitive and economic conditions, changes in currency exchange rates, or other risks and uncertainties that may be disclosed from time to time in future public statements or in documents filed with the Securities and Exchange Commission.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ALPNET, Inc.
                                  (Registrant)




Date:   13 March 1997    \s\ Thomas F. Seal
                         Thomas F. Seal
                         President and Chief Executive Officer



Date:   13 March 1997    \s\ D. Kerry Stubbs
                         D. Kerry Stubbs
                         Chief Financial Officer